Exhibit 4.1

ENCORE CREDIT CORP.

(a California corporation)

2001 STOCK OPTION PLAN

1. Purpose. The purposes of this Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to the Employees, Directors and Consultants of the Company and to promote the success of the Company’s business.

Options granted hereunder may be either Incentive Stock Options or Nonstatutory Stock Options, at the discretion of the Board and as reflected in the terms of the written option agreement.

2. Definitions. As used herein, the following definitions shall apply:

(a) “Administrator” means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 3 of the Plan.

(b) “Board” shall mean the Board of Directors of the Company.

(c) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d) “Committee” shall mean the Committee appointed by the Board of Directors in accordance with Section 3 of the Plan, if one is appointed.

(e) “Common Stock” shall mean the Common Stock of the Company.

(f) “Company” shall mean Encore Credit Corp., a California corporation.

(g) “Consultant” shall mean any person who is engaged by the Company or any Parent or Subsidiary to render consulting services and is compensated for such consulting services, including compensation through Options granted under this Plan; provided that the term Consultant shall not include Directors who are not compensated for their services or are paid only a director’s fee by the Company.

(h) “Continuous Status as an Employee, Director or Consultant” shall mean the absence of any interruption or termination of service as an Employee, Director or Consultant (as the case may be). Continuous Status as an Employee, Director or Consultant shall not be considered interrupted in the case of sick leave, military leave, or any other leave of absence approved by the Board; provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

(i) “Director” shall mean a member of the Board.

(j) “Disability” shall mean a total and permanent disability as that term is defined in Section 22(e)(3) of the Code.

(k) “Employee” shall mean any person, including officers and directors, employed by the Company or any Parent or Subsidiary of the Company. The payment of a director’s fee by the Company shall not be sufficient to constitute “employment” by the Company.

(l) “Fair Market Value” shall mean: (i) if Shares are exchange-traded or traded on the NASDAQ National Market System (“NMS”), the closing sale or last sale price per share of the Shares; (ii) if Shares are regularly traded in any over-the-counter market other than NMS, the average of the bid and asked prices per share of the Shares; and (iii) if Shares are not traded as described in (i) and (ii) of this Section 2(l), the per share fair market value of the Shares as determined in good faith by the Administrator on such basis as the Administrator in its sole discretion shall choose. Fair Market Value as of a given date with respect to subparagraphs (i) and (iii) shall be determined as of the close of business on the day prior to the date of determination, or if no trading in the Shares takes place on such date, on the next preceding trading day on which there has been such trading. Fair Market Value as of a given date with respect to subparagraph (iii) shall be determined as of the date of determination.

(m) “Incentive Stock Option” shall mean an Option intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code.

(n) “Misconduct” shall mean the commission of any act of fraud, embezzlement or dishonesty by Optionee, any unauthorized use or disclosure by an Optionee of confidential information or trade secrets of the Company (or any Parent or Subsidiary), or any other intentional misconduct by an Optionee adversely affecting the business or affairs of the Company (or any Parent or Subsidiary) in a material manner.

(o) “Nonstatutory Stock Option” shall mean an Option not intended to qualify as an Incentive Stock Option.

(p) “Notice of Grant” means a written or electronic notice evidencing certain terms and conditions of an individual Option.

(q) “Option” shall mean a stock option granted pursuant to the Plan.

(r) “Option Agreement” means an agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan. The Notice of Grant is part of the Option Agreement.

(s) “Optionee” shall mean an Employee, Director or Consultant who receives an Option.

(t) “Option Termination Date” shall mean the date of expiration of the term of such Option as set forth in the written option agreement.

(u) “Parent” shall mean a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code.

(v) “Plan” shall mean this Encore Credit Corp. 2001 Stock Option Plan.

(w) “Restricted Shareholder” shall mean an Optionee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company.

(x) “Share” shall mean a share of the Common Stock, as adjusted in accordance with Section 10 of the Plan.

(y) “Subsidiary” shall mean a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

(z) “Terminating Transaction” shall mean any of the following events: (a) the dissolution or liquidation of the Company; (b) a reorganization, merger or consolidation of the Company with one or more other corporations (except with respect to a transaction, the purpose of which is to change the domicile or name of the Company), as a result of which the Company goes out of existence or becomes a subsidiary of another corporation (which shall be deemed to have occurred if another corporation shall own, directly or indirectly, fifty percent (50%) or more of the aggregate voting power of all outstanding equity securities of the Company); or (c) a sale of all or substantially all of the Company’s assets.

3. Administration of the Plan.

(a) Administration. The Plan shall be administered by the Board. The Board may delegate administration of the Plan to a Committee of Directors. The Board may from time to time remove members from, or add members to, the Committee, and vacancies on the Committee shall be filled by the Board. Furthermore, the Board at any time by resolution may abolish the Committee and revest in the Board the administration of the Plan.

(b) Powers of Administrator. Subject to the provisions of the Plan and, in the case of a Committee, the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion, (i) to determine which Employees, Directors and Consultants shall receive Options, (ii) subject to the express provisions of the Plan, to determine the time when Options shall be granted, the number of Shares subject to the Options, the exercise prices, and the terms and conditions of Options other than those terms and conditions fixed under the Plan, and (iii) to interpret the provisions of the Plan and any Option granted under the Plan. The Administrator shall adopt by resolution such rules and regulations as may be required to carry out the purposes of the Plan and shall have authority to do everything necessary or appropriate to administer the Plan. All decisions, determinations and interpretations of the Administrator shall be final and binding on all Optionees.

4. Eligibility.

(a) Incentive Stock Options may be granted only to Employees. Nonstatutory Stock Options may be granted only to Employees, Directors or Consultants.

(b) The Plan shall not confer upon any Optionee any right to continue as an Employee, Director or Consultant of the Company, nor shall it interfere in any way with an Optionee’s right or the Company’s right to terminate Optionee’s employment or relationship as a Director or Consultant at any time, with or without cause.

(c) The determination as to whether an Employee, Director or Consultant is eligible to receive Options hereunder shall be made by the Administrator in its sole discretion, and the decision of the Administrator shall be binding and final.

5. Number of Shares. The maximum aggregate number of Shares that may be optioned and sold under the Plan is Five Million Nine Hundred Thousand (5,900,000) shares of authorized but unissued Common Stock; provided, however, at no time shall the total number of shares issuable upon exercise of all then outstanding options (granted hereunder or otherwise) and outstanding warrants exceed a number of shares which is equal to 40% of the Company’s then outstanding shares (assuming all shares of the Company’s Preferred Stock had been converted at the applicable conversion rate). In the event that Options granted under the Plan shall terminate or expire without being exercised, in whole or in part, the Shares subject to such unexercised Options may again be optioned and sold under the Plan.

6. Term of the Plan. The Plan shall be effective as of November 1, 2001, and shall continue in effect until October 31, 2011, unless terminated earlier.

7. Exercise Price and Consideration.

(a) Exercise Price. The per Share exercise price for the Shares to be issued pursuant to exercise of an Option shall be such price as is determined by the Administrator in its sole discretion, but shall be subject to the following:

(i) for an Option granted to a Restricted Shareholder, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant;

(ii) for a Nonstatutory Stock Option granted to any Employee, Director or Consultant (other than a Restricted Shareholder), the per Share exercise price shall be no less than 85% of the Fair Market Value per Share on the date of grant; and

(iii) for an Incentive Stock Option granted to any Employee (other than a Restricted Shareholder), the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(b) Form of Consideration. The Administrator shall determine the acceptable form of consideration, including the method of payment. Such consideration may consist entirely of:

(i) cash;

(ii) check;

(iii) shares of Common Stock (duly endorsed for transfer to the Company) held by the Optionee for the requisite period necessary to avoid a charge to the Company’s earnings for financial reporting purposes and valued at Fair Market Value on the date of delivery;

(iv) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

(v) any combination of the foregoing methods of payment; or

(vi) any other legal consideration that may be acceptable to the Administrator.

8. Exercise of Options.

(a) Vesting of Options. Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator, including performance criteria with respect to the Company and/or the Optionee, and as shall be permissible under the terms of the Plan, except that any Option granted hereunder to an Employee who is not an officer of the Company shall be exercisable at a rate of at least 20% per year over five (5) years from the date of grant.

(b) Procedure for Exercise. An Option may be exercised at any time as to all or any portions of the Shares as to which it is then exercisable, except that an Option may not be exercised for a fraction of a Share and shall be subject to any provision in the written option agreement governing the minimum number of Shares as to which the Option may be exercised. An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company. Full payment may, as authorized by the Administrator, consist of any consideration and method of payment allowable under Section 7(b) of the Plan.

(c) Termination of Options. All installments of an Option shall expire and terminate on such date(s) as the Administrator shall determine, but in no event later than ten (10) years from the date such Option was granted (except that an Incentive Stock Option granted to a Restricted Shareholder shall by its terms not be exercisable after the expiration of five (5) years from the date such Option was granted).

(d) Death or Termination of Service of Optionee. The following provisions shall govern the exercise period applicable to any Options held by an Optionee at the time of his or her death or termination of service with the Company or any Parent or Subsidiary of the Company:

(i) Termination of Continuous Status as an Employee, Director or Consultant. In the event of termination of an Optionee’s Continuous Status as an Employee,

Director or Consultant (as the case may be) for any reason other than Optionee’s death, Disability or Misconduct, such Optionee may only exercise the Option within three (3) months (or such shorter period as specified in the Option Agreement, but in no event less than thirty (30) days) after the date of such termination.

(ii) Disability of Optionee. In the event of termination of an Optionee’s Continuous Status as an Employee, Director or Consultant as a result of the Optionee’s Disability, the Optionee may only exercise the Option within twelve (12) months (or such shorter period as is specified in the Option Agreement, but in no event less than six (6) months) from the date of such termination.

(iii) Death of Optionee. In the event of termination of an Optionee’s Continuous Status as an Employee, Director or Consultant as a result of the Optionee’s death, the Option may only be exercised within twelve (12) months (or such shorter period as is specified in the Option Agreement, but in no event less than six (6) months) following the date of death by the Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance.

(iv) Misconduct. Should the Optionee’s Continuous Status as an Employee, Director or Consultant be terminated for Misconduct, then in any such event all outstanding Options granted to the Optionee under this Plan shall terminate immediately and cease to be exercisable.

(v) Limitations. Each Option shall, during the limited exercise period under this Section 8(d), be exercisable only as to the Shares for which the Option is exercisable on the date of the Optionee’s death or termination of service with the Company. Under no circumstances shall any Option become exercisable under this Section 8(d) after the Option Termination Date. Upon the earlier of the expiration of such limited exercise period or the Option Termination Date, the Option shall terminate and cease to be exercisable.

(vi) Administrator Discretion to Accelerate. The Administrator shall have complete discretion, exercisable either at the time the Option is granted or at any time the Option remains outstanding, to permit one or more Options granted under this Plan to be exercised during the limited exercise period applicable under this Section 8(d), not only for the number of Shares for which each such Option is exercisable at the time of the Optionee’s death or termination of service but also for one or more subsequent installments of Shares for which the Option could otherwise have become exercisable had such death or termination of service not occurred.

(e) Extensions. Notwithstanding the provisions covering the exercisability of Options following death or termination of service, as described in Section 8(d), the Administrator may, in its sole discretion, with the consent of the Optionee or the Optionee’s estate (in the case of the death of Optionee), extend the period of time during which the Option shall remain exercisable, provided that in no event shall such extension go beyond the Option Termination Date. In the case of Incentive Stock Options, extensions under this Section 8(e) may result in loss of the favorable treatment accorded to incentive stock options under the Code.

9. Restrictions on Grants of Options and Issuance of Shares.

(a) Regulatory Approvals. No Shares shall be issued or delivered upon exercise of an Option unless and until there shall have been compliance with all applicable requirements of the Securities Act of 1933, as amended, (the “1933 Act”), and any other requirement of law or of any regulatory body having jurisdiction over such issuance and delivery. The inability of the Company to obtain any required permits, authorizations or approvals necessary for the lawful issuance and sale of any Shares hereunder on terms deemed reasonable by the Administrator shall relieve the Company, the Board, and any Committee of any liability in respect of the non-issuance or sale of such Shares as to which such requisite permits, authorizations, or approvals shall not have been obtained.

(b) Representations and Warranties. As a condition to the granting or exercise of any Option, the Administrator may require the person receiving or exercising such Option to make any representation and/or warranty to the Company as may be required (or deemed appropriate by the Administrator, in its discretion) under any applicable law or regulation, including but not limited to a representation that the Option and/or Shares are being acquired only for investment and without any present intention to sell or distribute such Option and/or Shares, if such a representation is required under the 1933 Act or any other applicable law, rule, or regulation.

(c) Shareholder Approval. The exercise of Options under the Plan also is conditioned on approval of the Plan by the Company’s shareholders within twelve (12) months of adoption of the Plan by the Board, and no Option shall be exercisable hereunder unless and until the Plan has been so approved.

10. Option Adjustments.

(a) Change in Capitalization. If the outstanding shares of Common Stock of the Company are increased, decreased, changed into or exchanged for a different number or kind of shares of the Company through reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, upon authorization by the Administrator an appropriate and proportionate adjustment shall be made in the number or kind of shares, and the per-share option price thereof, which may be issued in the aggregate and to any individual Optionees under the Plan upon exercise of Options granted under the Plan; provided, however, that no such adjustment need be made if, upon the advice of counsel, the Administrator determines that such adjustment may result in the receipt of federal taxable income to holders of Options granted under the Plan or the holders of Common Stock or other classes of the Company’s securities.

(b) Corporate Reorganizations. Upon the occurrence of a Terminating Transaction, as of the effective date of such Terminating Transaction, the Plan and any then outstanding Options (whether or not vested) shall terminate unless (i) provision is made in writing in connection with such transaction for the continuance of the Plan and for the assumption of such Options, or for the substitution for such Options of new options covering the securities of a successor corporation or an affiliate thereof, with appropriate adjustments as to the number and kind of securities and exercise prices, in which event the Plan and such outstanding Options shall continue or be replaced, as the case may be, in the manner and under the terms so provided; or (ii) the Administrator otherwise shall provide in writing for such adjustments as it deems appropriate in the terms and conditions of the then-outstanding Options (whether or not vested), including without limitation providing for the cancellation of Options and their automatic conversion into the right to receive the securities or other properties which a holder of the Shares underlying such Options would have been entitled to receive upon such Terminating Transaction had such Shares been issued and outstanding (net of the appropriate option exercise prices). If, pursuant to the foregoing provisions of this paragraph (b), the Plan and the Options shall terminate by reason of the occurrence of a Terminating Transaction without provision for any of the action(s) described in clause (i) or (ii) hereof, then any Optionee holding outstanding Options shall have the right, at such time immediately prior to the consummation of the Terminating Transaction as the Administrator shall designate, to exercise his or her Options to the full extent not theretofore exercised, including any portion which has not yet become exercisable.

11. Option Agreement. The terms and conditions of Options granted under the Plan shall be evidenced by a written Option Agreement executed by the Company and the person to whom the Option is granted. Each Option Agreement shall incorporate the Plan by reference and shall include such provisions as are determined to be necessary or appropriate by the Administrator. The provisions of the various Option Agreements entered into under the Plan need not be identical.

12. Repurchase Rights and Other Restrictions on Transfer of Shares.

(a) Repurchase Rights. The Administrator shall have the discretion to grant Options which are exercisable for unvested Shares. Should the Optionee’s Continuous Status as an Employee, Director or Consultant terminate while Optionee holds such unvested Shares, the Company shall have the right to repurchase, at the exercise price paid per Share, any or all of those unvested Shares. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased Shares) shall be established by the Administrator and set forth in the document evidencing such repurchase right.

(b) Other Restrictions on Transfer. Any Shares issued upon exercise of an Option shall also be subject to such special forfeiture conditions, other rights of repurchase, rights of first refusal and other transfer restrictions as the Administrator may determine. Such restrictions shall be set forth in the applicable Option Agreement and shall apply in addition to any restrictions that may apply to holders of Shares generally.

(c) Minimum Vesting for Certain Employees. In the case of an Optionee who is not an officer of the Company, a Director or a Consultant, any right to repurchase the Optionee’s Shares at the original exercise price upon termination of the Optionee’s Continuous Status as an Employee shall lapse at least as rapidly as 20% per year over the five-year period commencing on the date of the option grant. Any such repurchase right may be exercised only (i) within 90 days after the termination of the Optionee’s continuous status as an Employee and (ii) for cash or for cancellation of indebtedness incurred in purchasing the Shares.

13. Limitations on Incentive Stock Options. In the event that the aggregate Fair Market Value of Shares (determined as of the date of grant of the Option covering such Shares) with respect to which Incentive Stock Options are exercisable for the first time by an Employee during any calendar year under this Plan and any other plan of the Company exceeds $100,000, Options with respect to and to the extent of such excess shall be treated as Nonstatutory Stock Options. This Section 13 shall be applied by taking Options which are intended to be Incentive Stock Options into account in the order in which they were granted.

14. Amendment or Termination of the Plans.

(a) Board Authority. The Board may amend, suspend, alter, or terminate the Plan at any time. To the extent necessary or desirable to comply with the Code or any other applicable law or regulation, the Company may obtain shareholder approval of any amendment to the Plan in such a manner and to such a degree as required.

(b) Limitation on Board Authority. Furthermore, the Plan may not, without the approval of the shareholders, be amended in any manner that would cause Incentive Stock Options issued hereunder to fail to qualify as Incentive Stock Options as defined in Section 422(b) of the Code. Notwithstanding the foregoing, no amendment, suspension or termination of the Plan shall adversely affect Options granted on or prior to the date thereof, as evidenced by the execution of an option agreement by both the Company and the Optionee, without the consent of such Optionee.

(c) Contingent Grants Based on Amendments. Options may be granted in reliance on and consistent with any amendment adopted by the Board and which is necessary to enable such Options to be granted under the Plan, even though such amendment requires future shareholder approval; provided, however, that any such contingent Option by its terms may not be exercised prior to shareholder approval of such amendment, and provided further, that in the event shareholder approval is not obtained within twelve (12) months of the date of grant of such contingent Option, then such contingent Option shall be deemed canceled and no longer outstanding.

15. Limited Transferability of Options. During the lifetime of the Optionee, Incentive Stock Options shall be exercisable only by the Optionee and shall not be assignable or transferable other than by will or by the laws of inheritance following the Optionee’s death. However, a Nonstatutory Stock Option may, at the discretion of the Administrator, be assigned in whole or in part during the Optionee’s lifetime to one or more members of the Optionee’s immediate family or to a trust established exclusively for one or more such family members or to one or more individuals, to the extent such assignment is in connection with the Optionee’s estate plan or pursuant to a domestic relations order. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the Option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the Option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Administrator may deem appropriate. Notwithstanding the foregoing, the Optionee may also designate one or more persons as the beneficiary or beneficiaries of his outstanding Options, and those Options shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Optionee’s death while holding those Options. Such beneficiary or beneficiaries shall take the transferred Options subject to all the terms and conditions of the applicable agreement evidencing each such transferred Option, including (without limitation) the limited time period during which the Option may be exercised following the Optionee’s death.

16. No Rights in Shares Before Issuance and Delivery. Neither the Optionee, his or her estate nor his or her transferees by will or the laws of descent and distribution shall be, or have any rights or privileges of, a shareholder of the Company with respect to any Shares issuable upon exercise of the Option unless and until certificates representing such Shares shall have been issued and delivered notwithstanding exercise of the Option. No adjustment will be made for a dividend or other rights where the record date is prior to the date such stock certificates are issued, except as provided in Section 10.

17. Taxes. The Administrator shall make such provisions and take such steps as it deems necessary or appropriate for the withholding of any federal, state, local and other tax required by law to be withheld with respect to the grant or exercise of an Option under the Plan, including, without limitation, the deduction of the amount of any such withholding tax from any compensation or other amounts payable to an Optionee by the Company, or requiring an Optionee (or the Optionee’s beneficiary or legal representative) as a condition of granting or exercising an Option to pay to the Company any amount required to be withheld, or to execute such other documents as the Administrator deems necessary or desirable in connection with the satisfaction of any applicable withholding obligation. In the discretion of the Administrator, upon exercise of a Nonstatutory Stock Option, the Optionee may request the Company to withhold from the Shares to be issued upon such exercise that number of Shares (based on the Fair Market Value of the Shares as of the day notice of exercise is received by the Company) that would satisfy any tax withholding requirement.

18. Legends on Options and Stock Certificates. Each option agreement and each certificate representing Shares acquired upon exercise of an Option shall be endorsed with all legends, if any, required by applicable federal and state securities laws to be placed on the option agreement and/or the certificate. The determination of which legends, if any, shall be placed upon option agreements and/or the certificates representing Shares shall be made by the Administrator in its sole discretion and such decision shall be final and binding.

19. Availability of Plan and Financial Statements. A copy of this Plan shall be delivered to the Secretary of the Company and shall be shown by the Secretary to any eligible person making reasonable inquiry concerning the Plan. The Company shall also provide Optionees with financial statements of the Company at least annually in accordance with Rule 260.140.46 promulgated under the California Corporate Securities Law.

20. Applicable Law. This Plan shall be governed by and construed in accordance with the laws of the State of California.

Date Plan approved by Board: October 19, 2001

Date Plan approved by Shareholders: October 19, 2001